EXHIBIT 10.16


Rolls-Royce North American, Inc.
14840 Conference Center Drive
Chantilly, Virginia  20151
Attn:  Ken Patterson

                    Re:  In re World Kitchen, Inc., et al. -
                                                    -- --
                         Sublease Modification Agreement
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Dear Ken:

          As you are aware, World Kitchen, Inc., its parent corporation, WKI Holding Company, Inc. ("WKI"), and their wholly-owned U.S. subsidiaries (collectively, the "Debtors") filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code, 11 U.S.C. Sec.Sec. 101-1330 (the "Bankruptcy Code"), on May 31, 2002. These cases, which are being jointly administered, are captioned In re World Kitchen, Inc., et al., Case No. 02-B21257, and are pending
          ---------------------------------
before the Honorable Jack B. Schmetterer in the United States Bankruptcy Court for the Northern District of Illinois (the "Bankruptcy Court"). On December 23, 2003, the Bankruptcy Court entered an order confirming the Second Amended Joint Plan of Reorganization of World Kitchen, Inc., Its Parent Corporation and Its Subsidiary Debtors, dated November 15, 2002, as modified (the "Plan"). The Effective Date of the Plan has not yet occurred and the deadline for its occurrence under the Plan has been duly and properly extended.

          As you are also aware, Rolls-Royce North America, Inc., as sublessor ("Sublessor"), and WKI, as sublessee (collectively with Sublessor, the "Parties"), are parties to that certain Sublease, dated as of June 21, 2001, with respect to certain office space in the premises located One Fountain Square, 11911 Freedom Drive, Reston, Virginia (as amended through the date hereof, and incorporating, to the extent applicable, the Lease Agreement between Reston Town Center Phase I Associates (the "Head Lease Landlord") and Sublessor, dated September 13, 1989, the "Sublease").

          This letter is to confirm the Parties' agreement to modify the Sublease as follows (collectively, the "Modifications"):

          RENT:  Sublease rent will be reduced from a current $33.80 per square
          ----
foot to $29.80 per square foot from the first day of the month following WKI's emergence from bankruptcy. Such reduced rent will be subject to escalation as currently provided for in the existing Sublease (4% increase effective August 1, 2003 and annually thereafter).

          WKI TERMINATION RIGHT:  WKI will have a one-time right to terminate
          ---------------------
the Sublease effective July 1, 2005, on 180 days written notice.

          SUBLESSOR TERMINATION RIGHT:  Effective January 1, 2005, Sublessor
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will have the right to terminate the Sublease as follows:


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          (a)  The Sublessor shall give written notice to WKI of Sublessor's intent to terminate the Sublease (a "Termination Notice");

          (b) WKI shall have the right to make a written offer (the "Offer") to Sublessor to continue the Sublease (as it may be modified) within 30 days of WKI's receipt of the Termination Notice (the "Offer Period");

          (c) If WKI does not make an offer to continue the Sublease prior to the expiration of the Offer Period, the Sublease shall terminate 180 days after the conclusion of the Offer Period;

          (d) If WKI makes an offer to continue the Sublease during the Offer Period that is accepted by the Sublessor, the Sublease shall continue in effect on the terms and conditions agreed upon by the parties; and

          (e) If WKI makes an offer to continue the Sublease during the Offer Period that is rejected by the Sublessor, the Sublease shall terminate 180 days after WKI's receipt of written notice of such rejection.

          ADDITIONAL DEPOSIT:  Sublessor will waive any increases in WKI's
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current deposit based on Section 12 of the Sublease (which provision relates to violations of the financial covenants contained in WKI's prepetition credit agreement).

          The effectiveness of the Modifications is subject to the following conditions (collectively, the "Effective Conditions"): (a) the completion of definitive documentation; (b) the Debtors' emergence from chapter 11 consistent with the Plan; and (c) written consent of the Head Lease Landlord to the Modifications, with the reasonable cost of obtaining such approval, if any, to be paid by WKI.

          Upon the occurrence of the Effective Conditions, the Sublease, as modified, will be deemed assumed in accordance with Article V of the Plan and section 365 of the Bankruptcy Code. The cure amount to be paid by WKI in connection with the assumption of the Sublease, as modified, currently is $0.00, plus any unpaid amounts accruing under the Sublease from the date this Agreement is executed through the date that the assumption of the Sublease becomes effective.

          The Parties agree that in the event that the Effective Conditions are not met, (a) WKI may file a motion with the Bankruptcy Court to reject the Sublease (the "Rejection Motion") with an effective date of rejection no less than 180 days after the filing of the Rejection Motion; and (b) the Rejection Motion will be deemed to have been filed prior to the effective date of the Plan.

          Please sign below to indicate your agreement with the foregoing and return an executed copy of this letter to me at facsimile number (703) 456-4760.


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                                             Very truly yours,


                                             /s/ John C. Sorensen


ACKNOWLEDGED AND AGREED:


BY:  /s/ K.E. Patterson
NAME:  K.E. Patterson
TITLE:  Corporate Financial Controller


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